--------
 FORM 3
--------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
      Lang       John          M.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Lodgian, Inc. (LOD)                 (Month/Day/Year)
     (Last)     (First)     (Middle)           12/11/98                  ----------------------------------
  3399 Peachtree Road, N.E. Suite 2050     ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
     Atlanta         GA       30326           Person (Voluntary)           X   Director          10% Owner      applicable line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Lodgian Common Stock                               86,535                          D
------------------------------------------------------------------------------------------------------------------------------------
Lodgian Common Stock                              192,034                          I                            *
------------------------------------------------------------------------------------------------------------------------------------
Lodgian Common Stock                                2,766                          I                            **
------------------------------------------------------------------------------------------------------------------------------------
Lodgian Common Stock                                9,668                          I                            ***
------------------------------------------------------------------------------------------------------------------------------------
Lodgian Common Stock                                4,080                          I                            ****
------------------------------------------------------------------------------------------------------------------------------------
Lodgian Common Stock                                1,441                          I                            *****
------------------------------------------------------------------------------------------------------------------------------------

*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
                                                                                 /s/ JOHN M. LANG                 December 21, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                     (Print or Type Responses)

    * The reporting person hereto is the sole member and manager of P.T. Partners LLC, the holder of the shares and, in accordance with Rule 16a-1(a)(2), the reporting person may be deemed to be the beneficial owner of all shares held by P.T. Partners, LLC.

   ** The reporting person is a manager and member of ProTrust Holdings, LLC, the general partner of ProTrust Properties IV, Ltd., and pursuant to Rule 16a-1(a)(2)(ii), may be deemed to be the beneficial owner of 2,766 shares held by ProTrust Properties IV, Ltd.

  *** The reporting person is a manager and member of ProTrust Holdings II, LLC, the general partner of ProTrust Properties V, Ltd., and, pursuant to Rule 16a-1(a)(2)(ii), may be deemed to be the beneficial owner of 9,668 shares held by ProTrust Properties V, Ltd.

 **** The reporting person is a manager and member of Hotel Investors, LLC, the general partner of Hotel Investors, L.P., and, pursuant to Rule 16a-1(a)(2)(ii), may be deemed to be the beneficial owner of 4,080 shares held by Hotel Investors, L.P.

***** The reporting person is a manager and member of ProTrust Equity
      Partners, LLC, the general partner of ProTrust Equity Growth Fund I, L.P., and pursuant to Rule 16a-1(a)(2)(ii), may be deemed to be the beneficial owner of 1,441 shares held by ProTrust Equity Growth Fund I, L.P.